EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of this May 10, 2021, by Coda Octopus Colmek, Inc. (hereinafter "the Company"), a Utah corporation, with its principal place of business at 6526 Cottonwood St, Murray, Utah 84107, USA and Mr. Kevin Kane (the "Executive"), residing at 11864 South Vista Glen Ct, Sandy, Utah 84092 (collectively the "Parties").

1. **Employment**

The Company shall employ the Executive and the Executive shall serve the Company on the terms of this Agreement (**"Appointment"**) and the Company's Employment Handbook. The Appointment shall commence on a date to be agreed.

2. **Duties and Reporting**

The Executive shall serve the Company as Chief Executive Officer. The broad terms of the role description for the Appointment are set forth in Appendix A to the Agreement. Notwithstanding any matter contained in Appendix A, the Executive shall perform all duties as are consistent with this office and such other duties that the Company or the Board may reasonably assign to him from time to time. The Executive reports to the Group Chief Executive Officer and the Company's Board.

3. **Services**

(a) Unless otherwise agreed, the Executive will not engage in the management of any other business activities during the Employment Period except those which are for the sole benefit of the Company and to devote his entire business time, attention, skill and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may, without impairing or otherwise adversely affecting the Executive's performance of his duties to the Company, (i) make and manage personal investments in accordance with the Company's Personal Securities Account Information Sheet in place at the time and (ii) with the Executive's prior notification of the Company, engage in charitable, professional and civic activities and serve on the boards of directors of corporations other than the Company, provided that in no event shall the Executive be permitted to serve on the board of directors of any other entity that owns, operates, acquires, sells, develops and/or manages any companies which is any of the Business Activities within Coda Octopus Group of companies. For this purpose, the activities of the Group can be found at www.codaoctopusgroup.com.

4. **Compensation and Benefits**

(a) Salary. The Company shall pay the Executive an initial gross base annual salary ("Base Salary") of $200,000. The Base Salary shall be payable in accordance with the Company's regularly scheduled payroll dates which is currently bi-weekly. The Company shall deduct all amounts stipulated by law or reasonably requested by the Executive.

(b) Stock Options (Symbol CODA: NASDAQ): Subject to the approval by the Group's Compensation Committee, we will propose a grant to you of up to 30,000 options to be priced upon the grant date. Terms of the grant (which includes vesting schedule) will be determined by the Group's

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Compensation Committee. We will propose that no part of the option shall vest prior to the first anniversary of the Grant. In the event that this Agreement is terminated for whatever reason by the Company or you terminate this agreement before any option granted is vested, the Options shall lapse.

(c) Performance Bonus. Annual Performance Bonus will be agreed between the Company and the Executive. In the current Fiscal Year subject to the Company achieving its Business Plan for the Financial Year 2020/2021 (Financial Year runs from November 1 to October 31) the Company will pay you a bonus of $12,000.

(d) Paid Time Off and Other Benefits. The Executive shall be entitled to paid time off for a maximum of 20 business days each calendar year, which shall be accrued ratably during the calendar year, including an initial balance of 5 PTO days. In addition, the Executive shall be entitled to local Public Holidays as stipulated in the Company's employment handbook as the same may be modified from time to time.

(e) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request. The Executive shall submit his claim for reimbursement within 10 days of incurring such expenses. The Company shall be deemed not to owe these amounts unless the Executive submits his claim within two (2) months of the date the expense was incurred by the Executive.

(f) Health Insurance: The Company shall provide health insurance on the usual terms and conditions at the date of this Agreement.

(g) D&O Insurance Coverage. During the Employment Period the Executive's shall be included in the insurance cover for director and officer insurance which cover his acts and/or omissions while an officer of the Company on a basis no less favorable to him than the coverage provided to current officers and directors.

5. **Termination**

(a) The Company may terminate the Employment Agreement at will, in accordance with the laws of Utah.

(b) In the event that the Company terminates the Employment Agreement for whatever reason, the following Severance payments shall apply:

Year 1 of employment	1 Month
Year 2 of employment	3 Months
Year 3 of employment	6 Months

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(c) Regardless of the reason for Termination, the Company shall pay the Executive all amounts due prior to Termination.

(d) The Company's Employment Handbook provides for the notice that the Executive shall serve upon the Company in the event that he terminates the Agreement.

7. **Confidentiality**

(a) Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to the Company's past, present or future business activities, strategies, services or products, research and development, specifically all formulas, processes, computer code, customer lists, business opportunities, employees' details, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing and other information, proprietary to the Company and not generally known and other information received by Coda Octopus from third parties under an obligation of secrecy.

All such information, including any materials or documents containing such information, shall be considered by the Company and the Executive as proprietary and confidential (the "Proprietary Information").

(b) Definition of Inventions. Invention(s) means all formulas, processes, discoveries, improvements, ideas and works of authorship, whether patentable or copyrightable or not, which the Executive learns, has access to, has a part in developing, first conceives or first reduces to practice, alone or with others (1) that are developed on the Company's time, or (2) that relate directly to the Company's business or actual or anticipated research, or (3) for which the Company's Proprietary Information or other Company property is sued, or (4) that result from any of the Executive's work for the Company.

Executive's Obligation With Regard to Inventions.

(A) All Inventions that the Executive may learn, have access to, have a part in developing, first conceive, or first reduce to practice (i) during employment with the Company, whether or not during normal work time or at Company's premises, or (ii) at any time after employment termination if based on Confidential Information, are and shall remain the sole property of Company in all countries, and shall be promptly disclosed to and are hereby assigned to Company without charge to the Company. In the absence of clear and convincing proof to the contrary, all formulas, processes, inventions, ideas, and works of authorship conceived by the Executive within one year after termination of employment with the Company that directly relate to Company's business or demonstrably anticipated research or development will be considered to be Inventions to be disclosed to and owned by the Company.

(B) The Executive will acknowledge and deliver promptly without charge all documents to Company, and to do such other acts as may be necessary in Company's opinion to obtain and maintain patents or copyrights and to vest the entire right and title in the Company to such patents, copyrights and Inventions in all countries including, if required by the Company but not limited to, completion and signing of the Assignment exhibited as Appendix B to this Agreement. Failure on the part of Company at any time to require the Executive to sell, assign, transfer and set over the entire right, title and interest in and to said Inventions shall not be deemed to be a waiver of its rights thereto.

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(C) The obligations of this section shall not apply to any invention developed entirely on the Executive's own time without the use of any Company's equipment, supplies, facility or Proprietary Information and (i) which does not relate to Company's business, or to the Company's actual or demonstrably anticipated research or development or (ii) which does not result from any work performed by the Executive for the Company.

(c) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain provided it is not a result of a breach of any duty by the Executive or any other person.

(d) Obligations. Both during and after the Employment Period, the Executive will preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement and Inventions signed or afterward (except as required by applicable law or otherwise as necessary in connection with the performance of the Executive's duties to the Company hereunder). In addition, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company (or their affiliates) without a legitimate business need to know; (ii) remove the Proprietary Information from the Company's premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party.

(e) Return of Proprietary Information. The Executive acknowledges that all the Proprietary Information and Inventions used or generated during the course of working for the Company is the property of Coda Octopus. The Executive will deliver to the Company all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information and Inventions at any time upon request by Company during his employment and immediately upon termination of his employment. If requested by the Company, the Executive will enter into an Assignment of Intellectual Property.

8. **Noncompetition and Nonsolicitation**

(a) Restriction on Competition. The provisions set out in Section 8 of this Agreement overrides the equivalent provision in the Company's Employment Handbook (which is deemed to be substituted by these provisions). Throughout the Employment Period and for a further period of twelve (12) months thereafter (the "Restricted Period"), provided, however, that the Restricted Period shall only extend for six months following the expiration or termination of the Executive's employment if the Executive's employment is terminated following a Change in Control, the Executive will not engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any subsea visualization company, or (ii) any direct competitor of Coda Octopus as of the date of the Executive's termination of employment. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity.

(b) Non-Solicitation of Clients. During the Restricted Period, the Executive will not solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of the Company whom Coda Octopus had provided services at any time during the Executive's employment with Coda Octopus in any line of business that Coda Octopus conducts as of the date of the Executive's termination of employment or that Coda Octopus is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company.

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(c) Non-Solicitation of Employees. During the Restricted Period, the Executive will not, directly or indirectly, hire or attempt to hire or cause any business, other than a Qualified Affiliate, to hire any person who is then or was at any time during the preceding six months an employee of the Company and who is at the time of such hire or attempted hire, or was at the date of such employee's separation from the Company an employee of the Company.

(d) Acknowledgment. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and their clients and employees. The Executive further acknowledges that the business of Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands that the restrictions contained in this Section 8 are reasonable and are required for the Company's legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e) Rights and Remedies upon Breach. The Executive acknowledges that any breach by him of any of the provisions of Sections 7 and 8 (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):

(i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(f) If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and non-appealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9. Executive Representation

The Executive represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

10. **Enforcement and Indemnification**

(a) The Company in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect Coda Octopus's right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

11. **Miscellaneous**

(a) Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall reasonably cooperate with Coda Octopus in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by Coda Octopus; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Coda Octopus at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary and average annual incentive compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 11(a), including, but not limited to, reasonable attorneys' fees and costs.

(b) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(i) **If to Coda Octopus Colmek, Inc**, to:

Coda Octopus Colmek, Inc.
6526 Cottonwood St,
Murray, Utah 84107 USA

(ii) **If to the Executive**, to:

Kevin Kane,
11864 South Vista Glen Ct.

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Sandy, Utah 84092

or to such other address or addresses as either party shall designate to the other in writing from time to time.

(c) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(e) Amendment. This Agreement may be amended or modified only by a written instrument executed by both Coda Octopus and the Executive.

(f) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of Utah, without regard to its conflicts of laws principles.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which Coda Octopus may be merged or which may succeed to its assets or business or any entity to which Coda Octopus may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

(h) Waiver. No delays or omission by Coda Octopus or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Coda Octopus or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(i) Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j) Severability. In case any provision of this Agreement shall be held by a court with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CODA OCTOPUS COLMEK, INC.

By: [signature]

Name: ~~Annmarie Gayle~~ MICHAEL Midgley

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Title: Chief Executive Officer and Director

EXECUTIVE

Kevin J. Kane

Kevin Kane

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APPENDIX A

Role Description/Core Function

Core Function	• The Role is responsible for the smooth overall management of the Company • The Role is responsible for overall achievement of the Business Plan of the Company and for overseeing the effective and successful implementation of the Business Strategy of the Company • The Role is responsible for promoting the Company and expanding its capabilities and achievements. • The Role is responsible for overall staff management including recruitment and for building and maintaining an enthusiastic high achievement culture. • The Role is responsible for ensuring the smooth and orderly running of the Company including its financial management, managing and controlling the Company's expenditure against the agreed and approved budgets of the Company • The Role ensures good business practices are implemented throughout with particular emphasis of customer deliverables, the timely implementation of customer contracts, and corporate practices in keeping with being a division of a public company and the associated financial controls. • The Role understands and performs the legal duties associated with being an officer of the Company • The Role formulates and agrees with the Group Chief Executive Officer the business strategy of the Company • The Role appraises the Group Chief Executive Office and Company's Board in a timely manner of business critical issues including failure of the business to perform in accordance with the Agreed Business Plan • The Role is responsible for establishing and maintaining good relationships with senior representatives of our customers. • The Role is responsible for establishing and maintaining key high value competencies and specializations within the Company. • The Role encapsulates all other functions which are necessary as part of the duties of the CEO for the execution of the Core Functions agreed.

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Reporting	• The Role reports to the Group Chief Executive Officer • The Role reports to the Company's Board, provides weekly updates to the Group CEO in the form agreed and more detailed monthly reporting against the Business Plan, financial performance of the Company, business and financial forecasts, and any material matters that affect the business and staffing issues. • Alongside scheduled reporting to the Board and Group Chief Executive Officer, the Role shall provide information to, and collaborate with others in the Group Management team.

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